Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

COMDIAL CORPORATION

AND

VERTICAL COMMUNICATIONS ACQUISITION CORP.

DATED AS OF SEPTEMBER 1, 2005

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Section 10.6 Assignment	42
Section 10.7 Severability	42
Section 10.8 Governing Law	43
Section 10.9 Submission to Jurisdiction	43
Section 10.10 Counterparts	43
Section 10.11 Incorporation of Exhibits	43
Section 10.12 Entire Agreement	43
Section 10.13 Remedies	43
Section 10.14 Headings	43

SCHEDULES

Schedule 1.1(a)(i)	Major Customers
Schedule 11(a)(ii)	Subordinated Secured Debt Instruments Investors
Schedule 2.1	Purchased Assets
Schedule 2.2	Excluded Assets
Schedule 2.2(ix)	Other Non-Core Assets
Schedule 2.3	Assumed Liabilities
Schedule 2.5(a)	Executory Contracts, Intellectual Property Agreements and Cure Amounts
Schedule 2.5(b)	Real Property Leases and Cure Amounts
Schedule 2.5(c)	Personal Property Leases and Cure Amounts
Schedule 5.2	Governmental Consents; Compliance with Corporate Documents
Schedule 5.3(a)	Trademarks
Schedule 5.3(b)	Intellectual Property Licenses
Schedule 5.3(c)	Exceptions to Intellectual Property Title
Schedule 5.3(d)	Impediments to Intellectual Property Registration
Schedule 5.3(f)	Impairment of Intellectual Property Rights
Schedule 5.3(g)	Intellectual Property Rights Indemnities
Schedule 5.3(h)	Intellectual Property Infringement
Schedule 5.5	Required Consents
Schedule 5 6	Litigation
Schedule 5.7	Environmental Matters
Schedule 5.8	Compliance with Laws and Court Orders
Schedule 5.9	Permitted Liens
Schedule 5.10(a)	Employee Benefit Plan
Schedule 5.10(b)	Employee Separation, Severance and Termination Plan
Schedule 5.11(a)	Taxes
Schedule 5.11(b)	Waivers and Agreements Extending Statute of Limitations with Respect to Any Tax
Schedule 5.11(c)	Tax Returns
Schedule 5.12	Contracts
Schedule 5.12(c)	Cure Costs
Schedule 5.13	Absence of Certain Changes, Events and Conditions
Schedule 5.14	Labor Matters
Schedule 5.15	Sufficiency of Assets
Schedule 5 16(a)	Tangible Personal Property
Schedule 5.18	Addresses of Warehouses and other Facilities
Schedule 5.19(a)	Significant Customers
Schedule 5.19(b)	Notice of Termination or Reduction of Purchase
Schedule 5.20	Suppliers
Schedule 5.21	Insurance
Schedule 5.23	Product Liability
Schedule 5.24	WARN Act Compliance
Schedule 5.26	Motions, Applications, Notices and Proposed Orders

Schedule 5.27	UCC Filings
Schedule 7.1	Conduct of Business
Schedule 7.7	Allocation of Purchase Price
Schedule 7.7(a)	Taxing Authorities
Schedule 7.13	Employees of Seller

EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Sale Order
Exhibit D	Receivables Reserve
Exhibit E	Inventory Reserve
Exhibit F	Winfield Notes

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EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of this 1st day of September, 2005 by and between Comdial Corporation, a Delaware corporation, and each of its subsidiaries (collectively, “Seller”), and Vertical Communications Acquisition Corp., a Delaware corporation (“Buyer”).

WHEREAS, Seller’s business consists of providing converged voice and data enterprise communicating systems (the “Business”);

WHEREAS, Seller has filed a Chapter 11 bankruptcy petition pursuant to title 11 of the United States Code, 11 U.SC. § 101, et seq.; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of Seller’s assets of the Business, including, but not limited to, receivables, inventory, equipment, customer purchase orders, contracts, intellectual property, real property interests, intangibles and other assets, as more particularly set forth herein, free and clear of all Claims and Encumbrances (as defined below), and to assume from Seller only the Assumed Liabilities identified herein, but no other liabilities, pursuant to Sections 105(a), 363 and 365 of the Bankruptcy Code (as defined below) in the Chapter 11 Case, all subject to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 (a) Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

“Accounts Receivable” means all accounts receivable, notes and other amounts receivable and owed to Seller on account of the Business arising out of, or related to, the sale of goods and/or the provision of services related to the Business, together with all security and collateral therefor and all interest and unpaid financing charges accrued thereon as of the Closing Date.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, Affiliate means the power of one or more such other Person to direct the affairs of the specified Person by reason of ownership of voting stock, contract or otherwise.

“Assumed Agreements” means all executory contracts, including all contracts, customer purchase orders, agreements, personal property leases, licenses, commitments, understandings and instruments related to the Business listed on Schedule 2.5(a), Schedule 2.5(b) or Schedule 5(c) attached hereto, as amended from time to time as contemplated in Section 2.5(d).

“Assumption Agreement” means the Assumption Agreement to be executed and delivered by Buyer and Seller at the Closing, substantially in the form of Exhibit A attached hereto.

“Assumed Vendor Liabilities” means Seller’s postpetition and prepetition obligations with certain vendors under remaining unfulfilled purchase orders outstanding at the time of Closing, not to exceed $6 million in the aggregate, payable (a) first, to fulfill postpetition purchase orders and (b) second, to the extent that the amount required to fulfill postpetition purchase orders is less than $6 million, to fulfill prepetition purchase orders; provided however, that (i) Buyer shall not assume any Contracts relating to such purchase orders and (ii) Buyer shall not be obligated to cure any prepetition defaults relating to such purchase orders or pay any other amounts due to such vendors.

“Assumed KERP Liabilities” means Seller’s remaining obligations at the time of Closing under a key employee retention plan or similar arrangement with Seller’s employees, as approved by any order of the Bankruptcy Court.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 01, et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having competent jurisdiction over the Chapter 11 Case.

“Bill of Sale” means the Bill of Sale to be executed and delivered by Seller to Buyer at the Closing, substantially in the form of Exhibit B attached hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Buyer’s Representatives” means Buyer’s accountants, employees, counsel, financial advisors and other authorized representatives.

“Chapter 11 Case” means Seller’s case commenced under Chapter 11 of the Bankruptcy Code.

“Claim(s)” means any claim within the meaning of the definition provided in Section 101(5) of the Bankruptcy Code asserted or assertable against Seller or any property or assets of Seller to be acquired under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information concerning Seller or its affiliates, employees, suppliers, customers, vendors and other business partners furnished to Buyer or its representatives, whether or not communicated orally or in writing and whether or not marked or otherwise identified as confidential, excluding only such information as is or may become generally known to the public other than as a result of a disclosure by Buyer, except it shall not mean (i) information that was already in the possession of Buyer or its affiliates that was not acquired or obtained from Seller or its affiliates, (ii) information that is obtained by Buyer from a source other than Seller or its affiliates who, insofar as is known to Buyer after reasonable inquiry, is not prohibited by a contractual, legal or fiduciary obligation to Seller from transmitting the information to Buyer, (iii) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or their affiliates in violation of this Agreement, or (iv) information that is independently developed by Buyer or its affiliates; provided, however, that such information (in part or in whole) was developed solely through information obtained in clauses (i), (ii) and (iii) above.

“DIP Budget” means the agreed upon debtor-in-possession budget addressing the specific expenditures of the DIP Financing pending the Closing, which is subject to certain acceptable postpetition reserves, variances, and assumed levels of collection.

“DIP Financing” means the existing debtor-in-possession financing to fund operations of Seller pending the Closing, allowing Seller to use “cash collateral” under the Winfield Note and the Subordinated Secured Debt Instruments pursuant to the DIP Budget, and borrow separate postpetition advances from the DIP Lender to cover any shortfalls in the DIP Budget. The amount of the DIP Financing to be assumed and paid by Buyer at Closing shall not exceed the Maximum DIP Assumption Amount.

“DIP Lender” means Dialcom Acquisition LLC and its affiliates, successors or assigns.

“Encumbrances” means with respect to every type of property and asset of Seller, all rights and interests including, without limitation, mortgages, hypothecations, pledges, liens, claims (including causes of action, options and rights of first and last offer and refusal), charges, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, servitudes, deed restrictions, equitable and legal interests, exceptions to title, licenses, leases, security interests, adverse claims, irregularities and imperfections of title, encumbrances and charges of every kind.

“Environmental Law” means all federal, state and local laws, statutes, codes, regulations, rules, ordinances and judicial and administrative orders and decrees pertaining to (i) the use, handling, storage, transportation and disposal of Hazardous Material, or (ii) the protection of human health and the environment. “Hazardous Material” means every hazardous and toxic substance, product, material or waste that is or becomes regulated by the United States government, the State of Florida, and any local governmental authority. The term “Hazardous Material” includes (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed, regulated, or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C § 2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C § 1251 et seq.; (ii) “medical waste” as defined by law; (iii) “radioactive waste” as defined by law; (iv) petroleum; and (v) asbestos.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Agreements” means those contracts, agreements, personal property leases, licenses, permits, authorizations, consents, registrations, commitments, understandings or instruments which are not expressly designated by Buyer as an Assumed Agreement.

“Final Order” means an order of the Bankruptcy Court that is not subject to review, reargument, reconsideration or appeal, and as to which the time to seek review, reargument, reconsideration or appeal has expired or has been rendered moot.

“Governmental Authority” means each federal, municipal, state, local or foreign governmental, administrative or regulatory authority, department, agency, commission or body.

“Intellectual Property” means those patents and patent applications, registered copyrights and copyright applications, trademarks, trademark applications, trade names, trade dress, logos and service marks and Internet domain names and URL addresses, related to the Business listed on Schedule 2.1.

“Intellectual Property Agreements” means all (i) licenses of intellectual property to Seller and (ii) licenses of Intellectual Property Rights by Seller to third parties that are related to the Business, listed on Schedule 2.5(a).

“Intellectual Property Rights” means all patents, patent applications and other patent rights (including any divisions, continuations, continuations-in-part, requests for continued examinations, substitutions, or reissues and reexaminations thereof, whether or not any such applications are modified, withdrawn or resubmitted), trademarks, trademark applications, trade dress, service marks, corporate names, Internet domain names, URL addresses, trade names, brand names, service names, mask works, assumed names, logos, inventions, trade secrets, designs, technology, know-how, processes, procedures, techniques, methods, inventions, proprietary data, formulae, research and development data, computer software programs and other intangible property, copyrights (including all variants thereof and any registration or applications for registration of any of the foregoing and non-registered copyrights), including all files, manuals, documentation and source and object codes related to any of the foregoing, or any other similar type of proprietary intellectual property right (whether or not patentable or subject to copyright, mask work or trade secret protection), in each case which is owned, licensed or used by Seller primarily for use in the Business.

“Interim Order” means the order approving the relevant bidding procedures previously entered by the Bankruptcy Court.

“Inventory” means the inventories, including inventory reserves, raw materials, work-in-process and finished products and goods of Seller related to and/or used in the Business, including, without limitation, all supplies, materials, spare parts and replacement parts related to the Business listed on Schedule 2.1.

“Knowledge” means, as to a particular matter, (i) with respect to Buyer, the knowledge of its chief executive officer, its chief financial officer or its general counsel, in each case following reasonable investigation, and (ii) with respect to Seller, the knowledge of the chief executive officer or the chief financial officer, in each case following reasonable inquiry and investigation; provided however, that any reference to actual knowledge shall mean the actual knowledge of he chief executive officer or the chief financial officer without any representation as to reasonable inquiry and investigation.

“Leased Personal Property” means that personal property related to the Business which is the subject of the Personal Property Leases listed on Schedule 2.5(c).

“Leased Real Property” means that real property related to the Business which is the subject of the Real Property Leases listed on Schedule 2.5(b).

“Licensed Intellectual Property” means all intellectual property related to the Business licensed to Seller pursuant to the Intellectual Property Agreements listed on Schedule 2.5(a).

“Major Customer” means each of the customers listed on Schedule 1.1(a)(i), which shall be filed under seal and only made available to competing bidders who have signed a confidentiality agreement as contemplated by Section 7.9.

“Material Adverse Change” or “Material Adverse Effect” means, when used in reference to the Business, any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of the Business or Seller’s loss of, or the material deterioration of relations with, a Major Customer of the Business resulting, or several customers of the Business, which in the aggregate results, in a material adverse change or a material adverse effect; provided, however, that the following shall not be taken into account or given effect, either individually or in the aggregate, in determining whether there has occurred or there reasonably could be expected to occur, or whether there exists a change, effect, event, circumstance, occurrence or state of facts that is or which reasonably could be expected to be, a material adverse change or a material adverse effect: (i) any change, effect, event, circumstance, occurrence or state of facts relating to the United States economy in general (but only to the extent not constituting or arising from a banking moratorium), and (ii) any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the public announcement of the Chapter 11 Case or the performance of this Agreement and the transactions contemplated hereby (except for Seller’s loss of, or the material deterioration of relations with, a Major Customer of the Business or several customers of the Business, which in the aggregate results in a material adverse change or a material adverse effect).

“Permitted Liens” means statutory liens for current Taxes or assessments not yet due or delinquent.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Property Leases” means those personal property leases related to the Business listed on Schedule 2.5(c).

“Petition Date” means the date on which Seller commences the Chapter 11 Case.

“Real Property Leases” means those real property leases related to the Business listed on Schedule 2.5(b).

“Sale Hearing” means the hearing at which the Bankruptcy Court considers final approval of the Sale Motion.

“Sale Motion” means a motion, in form and substance reasonably satisfactory to Buyer, brought by Seller in the Chapter 11 Case seeking entry of the Sale Order in the Bankruptcy Court.

“Sale Order” means a Final Order approving this Agreement entered by the Bankruptcy Court, substantially in the form of Exhibit C attached hereto.

“Schedules” means the Schedules listed in the Table of Contents hereto, dated as of the date hereof and as may be updated from time to time pursuant to Section 7.11, and forming a part of this Agreement.

“Seller’s Benefit Plans” means all of Seller’s agreements and plans which are presently in effect and under which Seller, with respect to employees of Seller engaged in the Business, has any outstanding, present or fixture obligation or liability, or under which any such employee has any present or future rights to benefits, including, but not limited to, (a) any employee benefit plan as defined in Section 3(3) of ERISA, or (b) any other pension, profit sharing, retirement, stock purchase, stock option, other equity-based incentive, commission, bonus, performance, vacation, termination, retention, severance, disability, hospitalization, medical, life insurance, or other employee benefit plan, program, policy, instrument or arrangement.

“Seller’s Representatives” means Seller’s accountants, employees, counsel, financial advisors and other authorized representatives.

“Subordinated Secured Debt Instruments” means those certain Senior Subordinated Secured Convertible Notes dated September 27, 2002 issued by Seller to certain investors in 2002 in the principal amount of $13,316,802 (the “2002 Notes”).

“Tax” and “Taxes” means all taxes, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by any federal, provincial, municipal, state, local or foreign taxing authority, including any interest, penalties or additions attributable thereto that are related to the Business.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes.

“Trade Letters of Credit” means all outstanding letters of credit issued on behalf of Seller to trade creditors in connection with the Business.

“Winfield” means Winfield Capital Corp. or its assignee.

“Winfield Note” means that certain Amended and Restated 8% Senior Subordinated Secured Promissory Note, dated May 25, 2005, issued by Seller to Winfield in the principal amount of $2,000,000, in the form attached hereto as Exhibit F, and the amended loan documents in connection therewith.

(b) Each of the terms set forth below shall have the meaning ascribed thereto in the following Section:

Definitions	Location
“Agreement”	Preamble
“Allocation”	§ 7.7(e)
“Allowed Professional Fees”	§ 2.3
“Assumed Contract”	§ 2.1(a)
“Assumed Liabilities”	§ 2.3
“Business”	Preamble
“Buyer”	Preamble
“Closing Date”	§ 4.1
“Closing”	§ 4.1
“COBRA Liability”	§ 2.4(g)
“Contracts”	§ 2.2
“Cure Amounts”	§ 2.5(f)
“Cure Expenses”	§ 2.5(f)
“Cure Payments”	§ 2.5(e)
“Deposit”	§ 3.3
“DOL”	§ 2.4(g)
“Employee” or “Employees”	§5.10
“ERISA Affiliate”	§ 2.4(g)
“Escrow Holder”	§ 3.2
“Estimated Cure Parent”	§ 3.2
“Excluded Liabilities”	§ 2.4
“Facility”	§ 7.1(c)
“Facility Lease”	§ 7.1(c)
“Improvements”	§ 2.1(c)
“Intangible Property”	§ 2.1(e)
“IRS”	§ 2.4(g)
“Maximum DIP Assumption Amount”	§ 2.3
“Note”	§ 3.1(b)
“Parent”	§ 3.1(b)
“Personal Property”	§ 2.1(d)
“Purchase Price”	§ 3.1
“Purchased Assets”	§ 2.1
“Receivables”	§ 2.1(f)
“Regulatory Approvals”	§ 7.6(a)
“Scheduled Intellectual Property”	§ 5.3(a)
“Seller”	Preamble
“Termination Date”	§ 9.l (e)
“Termination Resulting From Buyer Breach”	§ 9.1(g)
“Transaction Taxes”	§ 7.7(a)

Section 1.2 Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term “including,” when used herein without the qualifier, “without limitation,” shall mean “including, without limitation.” Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The word “or” shall not be construed to be exclusive Provisions shall apply, when appropriate, to successive events and transactions. Unless otherwise indicated, references to Articles and Sections refer to Articles and Sections of this Agreement,

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall, by payment and delivery of the Purchase Price, purchase and acquire from Seller, free and clear of all Claims and Encumbrances (except for Permitted Liens), all of the right, title and interest of Seller in and to the following assets, wherever located (collectively, the “Purchased Assets”):

(a) to the extent assignable under the Bankruptcy Code or to the extent assignment is consented to by the third party or third parties to such agreements, Seller’s rights under any customer purchase orders and all Assumed Agreements, Intellectual Property Agreements, Personal Property Leases and Real Property Leases expressly designated by Buyer on Schedule 2.1, Schedule 2.5(a), Schedule 2.5(b), Schedule 2.5(c) or Schedule 2.2 and any exhibits to such schedules (collectively, the “Assumed Contracts”);

(b) all of Seller’s right, title and interest in, to and under all Intellectual Property Rights owned, licensed or used by Seller primarily in the Business (including the goodwill of the Business in which any of the Intellectual Property Rights are used), and expressly designated on Schedule 2.1 or Schedule 2.5(a);

(c) any improvements located on the Leased Real Property, but in all events only to the extent, if any, of Seller’s interest in the same (collectively, the “Improvements”);

(d) all of those items of equipment and tangible personal property owned by Seller and listed on Schedule 2.1, and any other tangible personal property acquired by Seller after the date hereof but prior to the Closing Date which is used in the Business and expressly designated by Buyer as a Purchased Asset (collectively, the “Personal Property”), provided that the Personal Property shall not include the Inventory;

(e) all intangible personal property owned or held by Seller listed on Schedule 2. 1, and any other intangible personal property acquired by Seller after the date hereof but prior to the Closing Date and expressly designated by Buyer as a Purchased Asset, but in all cases only to the extent of Seller’s interest therein and only to the extent transferable, together with originals and/or copies of all customer and supplier lists and all other books, records and like items pertaining to the Business (collectively, the “Intangible Property”);

(f) all Accounts Receivable and, subject to Section 2.2, all causes of action relating or pertaining to the foregoing (collectively, the “Receivables”);

(g) all Inventory;

(h) all cash, cash equivalents, prepaid expenses, deposits and reserves, except for the Cash Consideration (as described in Section 3.1(b)) and the Note (as described in Section 3.1(a));

(i) all equity interests in the entities listed on Schedule 2.1 and not including equity of Seller;

(j) all note receivables, of any nature, including, but not limited to, any rights or interest of Seller in that certain $800,000 note receivable from E Communications Systems maturing on September 30, 2005; and

(k) all goodwill associated with the Purchased Assets, together with the right to represent to third parties that Buyer has acquired and is operating the Business formerly operated by Seller.

On or before September 15, 2005, Buyer shall notify Seller of which Contracts it intends to assume as Assumed Contracts; provided, however, that Buyer shall retain the right to amend or accept the schedule of Assumed Contracts up to and including the Closing Date.

Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include (i) those items excluded pursuant to the provisions of Section 2.1 above; (ii) Inventory sold by Seller in the ordinary course of the Business prior to the Closing Date; (iii) any lease, rental agreement, contract, agreement, license or similar arrangement (collectively, the “Contracts”, each a “Contract”) which terminates or expires prior to the Closing Date in accordance with its terms or in the ordinary course of the Business; (iv) all preference or avoidance claims and actions of Seller, and the proceeds therefrom, including, without limitation, all such claims and actions arising under Sections 544, 547, 548, 549, 550, 551 and 553, respectively, of the Bankruptcy Code; provided, however, that Buyer shall acquire and retain pursuant to 551 of the Bankruptcy Code, the benefit of any preserved lien on a Purchased Asset avoided under the foregoing Sections of the Bankruptcy Code pursuant to Section 7.14 herein, if and to the extent that such lien relates to the Purchased Assets or an Assumed Contract; (v) Seller’s rights under this Agreement, and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof; (vi) claims and causes of action with respect to or arising in connection with (A) any Contract which is not assigned to Buyer at the Closing, or (B) any item of tangible or intangible property not acquired by Buyer at the Closing; (vii) Seller’s right, title and interest to the assets set forth on Schedule 2.2; (viii) common stock of Seller, and (ix) other non-core assets, as identified on Schedule 2.2(ix).

Section 2.3 Assumed Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller the Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform, honor and discharge when due only those specific liabilities and obligations of Seller set forth on Schedule 2.3 (and no others), including, without limitation, priority tax claims, all postpetition ordinary course trade payables incurred in the operation of the Business through and including the date of Closing (solely as contemplated by the DIP Budget), certain warranty obligations for products sold in Seller’s ordinary course of the Business, the DIP Financing, including all items incurred or accrued in the DIP Budget through and including the date of Closing (but in no event in excess of the Maximum DIP Assumption Amount), the Assumed Vendor Liabilities and the Assumed KERP Liabilities (collectively the “Assumed Liabilities”), in accordance with the respective terms and subject to the respective conditions thereof; provided, however, that Buyer shall assume all accrued but unpaid health benefit claims and postpetition employee wages as of Closing set forth on Schedule 2.3 and honor going forward earned vacation time, including all vacation time earned prior to Closing, for those employees hired as of Closing and set forth on Schedule 7.13. The obligation of Buyer to honor and allow employees earned vacation time shall not result in any monetary claims against or payment from Buyer at Closing or thereafter. The amount of the DIP Financing to be assumed and paid by Buyer at the Closing (the “Maximum DIP Assumption Amount”) shall be the lesser of (i) $2,000,000 and (ii) the actual amount of the DIP Financing funded as of the Closing in accordance with the DIP Budget, with (A) the maximum amount incurred, accrued or invoiced thereunder for professional fees not to exceed $1,267,000 as contemplated by the DIP Budget (the “Allowed Professional Fees”) and (B) no portion of the Allowed Professional Fees being paid from any other assets or cash of Seller before the Closing. Nothing contained herein or on Schedule 2.3 shall be construed to limit Buyer’s right to amend, or remove any agreement from, Schedule 2.5(a), Schedule 2.5(b) or Schedule 2.5(c) as provided in this Agreement and, at Closing, direct Seller to provide for the rejection of same in the Chapter 11 Case.

Section 2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable for any indebtedness, Taxes, warranties, representations, indemnity agreements, rebates, offsets, vendor margin guarantees, liabilities, chargebacks, allowances, discounts, duties or obligations of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities include all Taxes of Seller attributable to the Purchased Assets and the Business with respect to any period or portion thereof that ends on or prior to the Closing Date other than those Taxes listed in the Assumed Liabilities and Buyer shall not assume or pay (directly or indirectly) any such Taxes unless specifically listed on Schedule 2.3, provided that, for this purpose, with respect to any such Taxes that are payable with respect to a taxable period that begins before the Closing Date and that ends after the Closing Date, the portion of such Taxes allocable to the portion of such taxable period ending on the Closing Date shall equal the amount of such Taxes for such taxable period, multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities shall further include, without limitation:

(a) all liabilities and obligations arising out of any action, suit, claim, inquiry, proceeding or investigation pending or threatened as of, or arising out of or relating to any event or condition occurring or existing prior to, the Closing;

(b) all liabilities and obligations arising out of or relating to any violation of any law, rule, writ, regulation, judgment, injunction, order or decree occurring or arising out of or relating to any event or condition occurring or existing prior to the Closing;

(c) all liabilities and obligations for (i) all costs and expenses incurred or owed in connection with the administration of the Chapter 11 Case (including the fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by Seller, the creditors’ committee, the postpetition lenders or the prepetition lenders incurred or owed in connection with the administration of the Chapter 11 Case) other than those included in the DIP Budget through and including the date of Closing and (ii) all costs and expenses of Seller in connection with the transactions contemplated under this Agreement, and any contracts, instruments and actions related thereto other than those included in the DIP Budget through and including the date of Closing;

(d) all liabilities and obligations for or relating to indebtedness for borrowed money, including the Subordinated Secured Debt Instruments (other than under the DIP Financing, not to exceed the Maximum DIP Assumption Amount, which shall be assumed and paid by Buyer at Closing, and the Winfield Note, which shall be assumed or paid by Buyer at the Closing;

(e) all liabilities and obligations relating to an Excluded Asset;

(f) other than as required by Section 2.5, all liabilities, commitments and obligations that arise (whether under the Assumed Contracts or otherwise) with respect to the Purchased Assets or the use thereof prior to the Closing or that relate to periods prior to the Closing or are to be observed, paid, discharged or performed prior to the Closing (in each case, including all liabilities that result firm, relate to or arise out of tort or other product liability claims);

(g) any and all of Seller’s Benefit Plans or any liability with respect to Seller’s Benefit Plans or Seller’s Benefit Plans of any other entity (“ERISA Affiliate”) related to Seller under Section 414(b), (c), (m) and (o) of the Code, including, but not limited to, the following: (i) any excise tax, penalty tax, monetary sanction or fine related to Seller’s Benefit Plans or any employee benefit plans of an ERISA Affiliate of Seller that may be imposed by the Department of Labor (“DOL”), Internal Revenue Service (“IRS”) or any other governmental agency; (ii) any obligation to provide health care continuation coverage as set forth in Title I, Part 6 of ERISA and Code Section 4980B (“COBRA Liability”) related to Seller’s Benefit Plans or any employee benefit plans of an ERISA Affiliate of Seller (except to the extent applicable law imposes COBRA Liability on Buyer); (iii) any required contributions or underfunding liabilities which may exist for Seller’s Benefit Plans or any employee benefit plans of an ERISA Affiliate of Seller; (iv) any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code which may have occurred; (v) any action, suit, grievance or other manner of litigation, or claim with respect to the assets thereof or any of the employee benefit plans or administration or payment of benefits thereunder, which is pending or threatened against or with respect to any of the employee benefit plans, Seller, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA, including, but not limited to, any action, suit, grievance or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under Seller’s Benefit Plans or any employee benefit plans of an ERISA Affiliate of Seller, (vi) any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration, operation or investment of Seller’s Benefit Plans or any employee benefit plans of an ERISA Affiliate of Seller; and (vii) any action, suit, grievance or other manner of litigation, or claim with respect to Seller’s Benefit Plans or any employee benefit plans of an ERISA Affiliate of Seller by the DOL, IRS or any other governmental agency;

(h) all liabilities or obligations for fraud, breach, misfeasance, malfeasance, or under any other theory relating to Seller’s conduct, performance or nonperformance under any agreement;

(i) all liabilities and obligations of any kind under any contract that is not an Assumed Contract;

(j) any liability or obligation under any Environmental Laws known to Seller prior to Closing;

(k) any liability or obligation under the Workers Adjustment and Retraining Notification Act or similar laws; and

(l) except as set forth in Section 2.3 above, any liabilities and obligations of any kind associated with those items referenced or scheduled in Sections 5.10 and 5.14 of this Agreement.

Section 2.5 Assumption of Certain Leases and Other Contracts. The Sale Order shall provide for the assumption by Seller, and the Sale Order shall, to the extent permitted by law, provide for the assignment by Seller, to Buyer, effective upon the Closing, of only those Assumed Contracts which Buyer, in its sole and absolute discretion, determines to assume as of the Closing:

(a) At the Closing, Seller shall assume and assign to Buyer, and Buyer shall assume, the Assumed Agreements, Intellectual Property Agreements and Cure Amounts or Estimated Cure Payments designated as Purchased Assets by Buyer at the Closing.

(b) At the Closing, Seller shall assume and assign to Buyer, and Buyer shall assume, the Real Property Leases and Cure Amounts or Estimated Cure Payments designated as Purchased Assets by Buyer at the Closing.

(c) At the Closing, Seller shall assume and assign to Buyer, and Buyer shall assume, the Personal Property Leases and Cure Amounts or Estimated Cure Payments designated as Purchased Assets by Buyer at the Closing.

(d) The Assumed Contracts are identified by the date of the Assumed Contracts (if available), the other party or parties to the Assumed Contract and the address of such party or parties (if available), as the case may be, and the other material terms thereof. The parties acknowledge that the Assumed Vendor Liabilities shall not be deemed to be, or included in, the Assumed Contracts. To the extent any such information is set forth on Schedule 2.5(a),

Schedule 2.5(b) or Schedule 2.5(c), as the case may be, and is later determined by Seller to be inaccurate in any material respect, Seller shall promptly notify Buyer of any such inaccuracy. Schedule 2.5(a), Schedule 2.5(b) or Schedule 2.5(c), as the case may be, sets forth the estimated amounts necessary to cure defaults, if any, under each of the Assumed Contracts as determined by Seller based on Seller’s books and records, subject to amendment by Seller, after notice to Buyer, from time to time until the Closing Date. From and after the date hereof until the Closing Date (a) Buyer shall have the right to make such additions and deletions to the list of Assumed Contracts as Buyer may elect, in its sole discretion, and (b) Buyer and Seller shall negotiate in good faith to agree upon any revisions to Schedule 2.2 and Schedule 2.3.

(e) If there exists on the Closing Date any default under an Assumed Contract, Buyer shall be responsible for the payment of all amounts necessary to cure such default pursuant to Section 365(b)(1) of the Bankruptcy Code as a condition precedent to the assumption and assignment of such Assumed Contract (the “Cure Payments”), in the manner provided for in Section 3.2 of this Agreement, immediately following Closing.

(f) Buyer shall be solely responsible for all costs and expenses necessary in connection with providing adequate assurance of future performance with respect to any of the Assumed Contracts under Section 365(b)(1) of the Bankruptcy Code (the “Cure Expenses,” and together with the Cure Payment, collectively, the “Cure Amounts”).

(g) Seller shall use its commercially reasonable efforts to obtain an order of the Bankruptcy Court to assign the Assumed Contracts to Buyer. In the event Seller is unable to assign any such Assumed Contract to Buyer pursuant to an order of the Bankruptcy Court, Seller shall use its commercially reasonable efforts to obtain, or cause to be obtained, prior to the Closing Date, all written consents necessary to convey to Buyer the benefit of such Assumed Contract.

ARTICLE III

PURCHASE PRICE; ESCROW; ESCROW; CURE AMOUNTS

Section 3.1 Purchase Price. In consideration for the Purchased Assets, and subject to the terms and conditions of this Agreement, and the entry and effectiveness of the Sale Order, at the Closing, Buyer shall assume the Assumed Liabilities (including, but not limited to, the DIP Financing, the Assumed Vendor Liabilities and the Assumed KERP Liabilities), assume the Assumed Contracts, if any, and pay to Seller (the “Purchase Price”), an aggregate amount, subject to reduction as set forth below, consisting of:

(a) a Secured Promissory Note, in the aggregate principal amount of $2,750,000 (the “Note”) to be issued to Seller by ArtiSoft, Inc. (“Parent”), the sole stockholder of Buyer, which Note shall (i) bear interest at the rate of 8% per annum; (ii) mature not later than the first anniversary of the Closing Date; and (iii) be secured by all of the assets of Parent and of Buyer (including the Purchased Assets), which security interest will be junior only to any security interests to be granted with respect to any senior working capital line of credit issued to Parent or Buyer (or Parent’s other subsidiaries) and with respect to the Winfield Note, not to exceed an aggregate principal amount outstanding at any time of $8,000,000;

(b) $14,250,000 in cash payable to Seller (the “Cash Consideration”);

(c) the Assumed Liabilities (without duplication of subsections (d), (e) and (f) below);

(d) assumption of the DIP Financing, not to exceed the Maximum DIP Assumption Amount (which shall be paid in full at the Closing);

(e) assumption of the Winfield Note; provided, however, that Buyer will have the option, in its sole discretion, to repay the Winfield Note at the Closing.

(f) assumption of the Assumed KERP Liabilities; and

(g) assumption of the Assumed Vendor Liabilities.

On the Closing Date, Buyer shall pay and deliver to Seller the Cash Consideration, less the Deposit (by wire transfer of immediately available U.S. funds), the Note and the Assumption Agreement. Prior to Closing, Buyer has the right, in its sole discretion, to negotiate amendments or revisions to the Winfield Note, including, but not limited to, waivers and intercreditor agreements, with the holder of the Winfield Note without the consent of Seller; provided, however, that such amendments or revisions shall not create any additional liabilities to Seller or decrease the aggregate consideration payable hereunder; provided further, that the inability or failure of Buyer and the holder of the Winfield Note to negotiate such amendments or revisions shall not relieve Buyer of its obligations hereunder.

Notwithstanding the foregoing, if Buyer makes a prepayment on the Note in the amount of $250,000, the $8,000,000 specified in Section 3.1(a) shall be increased to a maximum of $9,000,000.

Section 3.2 Cure Amounts. Immediately after the Closing, Buyer shall be responsible for payment of all Cure Amounts (if any). Buyer shall pay all Cure Payments and Cure Expenses owed to third parties promptly, but in any event no later than ten (10) Business Days after (i) the Closing, or (ii) such time a disputed Cure Amount becomes an allowed Cure Amount related to an Assumed Agreement. In the event the amount of a Cure Payment related to an Assumed Agreement is not known on the Closing Date, Buyer and Seller shall estimate in good faith the amount of the Cure Payment (an “Estimated Cure Payment”) and such Estimated Cure Payment shall be placed into an escrow account with an escrow agent, financial institution or company (the “Escrow Holder”) mutually designated by Seller and Buyer. If an Estimated Cure Payment is more than the Cure Payment when the amount is known, the excess shall be returned to Buyer and if the Estimated Cure Payment is less than the Cure Payment when the amount is known, Buyer shall pay the additional funds to the Escrow Holder by wire transfer in immediately available U S. funds. In the event that the amount of a Cure Payment is disputed between Buyer and the third party to the Assumed Agreement, the amount of such Cure Payment will be determined by the Bankruptcy Court.

Section 3.3 Deposit. Contemporaneous with the execution of this Agreement, Buyer shall increase the amount currently on deposit with Richards Layton & Finger, P.A. from $300,000 to $500,000 (such original $300,000 plus such additional $200,000, being referred to together as the “Deposit”). If the Closing occurs, the Deposit shall be applied against the Cash Consideration, with any interest earned thereon being refunded to Buyer. If the Closing does not occur by the Termination Date, then, unless this Agreement is terminated by (a) Seller pursuant to Section 9.1(b) or (b) Buyer or Seller as a Termination Resulting From Buyer Breach under Section 9.1(g), the Deposit, together with all interest earned thereon, shall be immediately paid to Buyer. Upon the occurrence of a termination by Seller pursuant to Section 9.1(b) or Buyer or Seller pursuant to or Section 9.1(g), then the sole and exclusive remedy to Seller, and the sole and exclusive liability of Buyer, as a result thereof, shall be the forfeiture by Buyer of the Deposit and the retention (including any interest thereon) thereof by Seller. If this Agreement is not approved by the Bankruptcy Court by issuance of the Sale Order on or before September 1, 2005, the additional $200,000 portion of the Deposit shall be immediately refunded to Buyer, with the original $300,000 portion of the Deposit remaining subject to the terms of the Interim Order.

ARTICLE IV

THE CLOSING

Section 4.1 Time and Place of the Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities and Assumed Contracts, if any, contemplated by this Agreement (the “Closing”) shall take place at the offices of Richards, Layton & Finger, P.A., 920 King Street, Wilmington, Delaware at such time and on such date as Buyer and Seller shall mutually agree, but in no event later than the date that is twenty seven (27) days following the later of the date on which the Sale Order is entered and the date on which the conditions set forth in Article VIII have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived in writing, or at such other place and time as Buyer and Seller may mutually agree. The date and time at which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 4.2 Deliveries by Seller. At or prior to the Closing (or as specifically provided in this Section 4.2), Seller shall deliver the following to Buyer:

(a) the Bill of Sale, duly executed by Seller;

(b) all consents including, without limitation the Required Consents, waivers and approvals obtained by Seller with respect to the sale, assignment, conveyance, transfer and delivery of the Purchased Assets and the consummation of the transactions required in connection with the state of the Purchased Assets contemplated by this Agreement, to the extent specifically required hereunder;

(c) the certificate contemplated by Section 8.2(c);

(d) certified copies of the resolutions duly adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby;

(e) the Assumption Agreement, duly executed by Seller and all such other instruments of assignment or conveyance as shall be reasonably necessary to transfer to Buyer all of Seller’s right, title and interest in, to and under all of the Purchased Assets in accordance with this Agreement (to be delivered as of the close of business on the Closing Date); and

(f) certified copies of the Sale Order and a true and correct copy of the Bankruptcy Court docket for the Chapter 11 Case in the form available from the Bankruptcy Court on the day immediately preceding the Closing Date.

Section 4.3 Deliveries by Buyer. At or prior to the Closing (or as specifically provided in this Section 4.3), Buyer shall deliver the following to Seller:

(a) the Purchase Price in accordance with Section 3.1 and Section 3.2;

(b) certified copies of Buyer’s Certificate of Incorporation and Bylaws, each as in effect as of the Closing;

(c) certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby;

(d) the Assumption Agreement, duly executed by Buyer, and all such other instruments of assumption as shall be reasonably necessary for Buyer to assume the Assumed Liabilities and the Winfield Note in accordance with this Agreement (to be delivered as of the close of business on the Closing Date);

(e) the Note.

(f) the Cure Amounts (if any) in accordance with Section 3.2; and

(g) the certificate contemplated by Section 8.3(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 5.1 Organization and Standing: Authority Relative to this Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its respective properties and to carry on the Business as now being conducted. Seller is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of the Business requires such qualification. Subject to the approval of this Agreement by the Bankruptcy Court, Seller has all corporate power to execute and deliver this Agreement and, upon entry and effectiveness of the Sale Order, will have all corporate authority necessary to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and assuming that this Agreement constitutes a valid and binding agreement of Buyer, and, subject to the entry and effectiveness of the Sale Order, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 5.2 Consents and Approvals; No Violation; Title to Assets. Except as described on Schedule 5.2 and except to the extent excused by or made unenforceable as a result of the filing of the Chapter 11 Case and except for the entry and effectiveness of the Sale Order, neither the execution and delivery of this Agreement nor the sale by Seller of the Purchased Assets pursuant to this Agreement will conflict with or result in any breach of any provision of Seller’s Certificate of Incorporation or Bylaws; or requite any consent, approval, giant, concession, agreement, franchise, license, authorization or permit of, or filing with or notification to, any Governmental Authority which has not otherwise been obtained or made Seller has good and valid title to the Purchased Assets and, at the Closing Buyer, pursuant to the Sale Order, shall acquire all of Seller’s right, title and interest in, to and under (subject to such being assumed and assigned in accordance with Section 2.1), all of the Purchased Assets, in each case free and clear of all Encumbrances except for Permitted Liens.

Section 5.3 Intellectual Property. To Seller’s Knowledge:

(a) Schedule 5.3(a) contains a true and complete list of each trademark (including service marks and logos), corporate name, trade name, domain name, patent, subscriber list, registered copyright and any material third party computer software (including any registrations or applications for registration of any of the foregoing) owned, licensed or used by Seller for use primarily in the Business as of the date hereof, which schedule indicates whether the right is owned or licensed and by which Seller and, if licensed, the name of the third party licensor (the “Scheduled Intellectual Property”). With respect to the Scheduled Intellectual Property, such schedule also specifies, to the extent applicable, (i) the jurisdictions in which such rights are registered or in which an application for registration has been filed; (ii) the registration or application numbers; and (iii) with respect to the trademarks, the renewal dates.

(b) Other than commercial end-user licenses that are available for less than $5,000, Schedule 5.3(b) sets forth a list of all licenses, sublicenses and other agreements as to which Seller is a party, is used or held by Seller primarily for use in the Business, and pursuant to which any person is authorized to use any Intellectual Property Rights owned, licensed or used by Seller.

(c) Seller has good and marketable title to or a valid license to use all Intellectual Property Rights owned, licensed or used by Seller, free and clear of any Encumbrance other than any Permitted Liens None of such Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all such Intellectual Property Rights are valid and enforceable. Seller has taken reasonable steps in accordance with normal industry practice to maintain and protect the owned Intellectual Property Rights and its rights in the licensed Intellectual Property Rights, including payment of applicable maintenance fees (except as set forth on Schedule 5.3(c)) and filing of applicable statements of use. Except as set forth in

Schedule 5.3(c), to the best of Seller’s Knowledge, the use by Seller of the Scheduled Intellectual Property does not infringe, misappropriate or otherwise violate the rights of any other Person and, no other Person is infringing, misappropriating or otherwise violating any such Intellectual Property Rights.

(d) With respect to pending applications and applications for registration of the Scheduled Intellectual Property, to the best of Seller’s Knowledge, Seller and its affiliates are not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration, except as set forth in Schedule 5.3(d). None of the trademarks and applications for trademarks included in the Scheduled Intellectual Property has been the subject of an opposition or cancellation procedure.

(e) Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights owned, licensed or used by Seller. To the best of Seller’s Knowledge, none of the Scheduled Intellectual Property, the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than (x) to employees, representatives and agents of Seller all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer and (y) to third parties bound by written confidentiality agreements.

(f) To the best of Seller’s Knowledge, the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property Rights owned, licensed or used by Seller. Except as set forth in Schedule 5.3(f), there exist no restrictions on the disclosure, use or transfer of any such owned Intellectual Property Rights.

(g) Except as set forth in Schedule 5.3(g), Seller has not given an indemnity in connection with any Intellectual Property Rights to any Person.

(h) Except as set forth in Schedule 5.3(h), to the best of Seller’s Knowledge, none of Seller and any of its affiliates has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third Person. Except as set forth in Schedule 5.3(h), there is no material claim, action, suit, investigation or proceeding pending against, or threatened against or affecting, the Business or the Purchased Assets or any present or former officer, director or employee (in their capacity as such) of Sellers (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller in any of the Intellectual Property Rights owned, licensed or used by Seller, (ii) alleging that the use of any such Intellectual Property Rights or any services provided or processes used do or may infringe, misappropriate or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that Seller or any affiliate of Seller infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

Section 5.4 Brokers. Except as to Traxi, LLC, or as is otherwise disclosed in the Chapter 11 Case, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Seller or any of its respective Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements trade by or on behalf of Seller. Any such fees shall be paid in full by Seller prior to or at the Closing and/or shall be deemed in the Excluded Liabilities.

Section 5.5 Required Consents. Schedule 5.5 sets forth each agreement, contract or other instrument binding upon Seller requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, unless such document can be assumed and assigned without such consent under the Bankruptcy Code, except such consents or actions which, if not obtained or taken, would not individually or in the aggregate, have a material adverse effect on the Purchased Assets and Assumed Liabilities, taken together, or on the Business (the “Required Consents”).

Section 5.6 Litigation. Schedule 5.6 contains a complete and accurate list of all legal actions, suits and proceedings related to the Business or the Purchased Assets pending as of the date hereof against Seller. Except as described in Schedule 5.6, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the best of Seller’s Knowledge, threatened against, the Business, any Purchased Asset before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, could reasonably be expected to be material to the Purchased Assets and Assumed Liabilities, taken together, or the Business, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 5.7 Environmental Matters.

(a) Except as disclosed in Schedule 5.7 or as would not have a Material Adverse Effect:

(i) To the best of Sellers actual Knowledge, Seller is in compliance with, and for the past three years has been in compliance with, all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits. To the best of Seller’s actual Knowledge, all past non - compliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or Liability.

(ii) To the best of Seller’s actual Knowledge, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Real Property or, during the period of Seller’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by Seller. To the best of Seller’s actual Knowledge, any underground storage tanks that are or were in service or use on the Real Property are or have been operated and/or closed in compliance in all material respects with applicable Environmental Law.

(iii) To the best of Seller’s actual Knowledge, there has been no Release of any Hazardous Material in violation of any applicable Environmental Law on any of the Real Property or on any property formerly owned, leased, used or occupied by such Seller, during the period of such Seller’s ownership, lease, use or occupancy thereof.

(iv) To the best of Seller’s actual Knowledge, and to the extent applicable, Seller (as it relates to the Business) has undertaken or completed, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(v) To the best of Seller’s actual Knowledge, there is no asbestos or asbestos-containing material present at any of the Real Property.

(vi) To the best of Seller’s actual Knowledge, none of the Real Property is listed or proposed for listing, on the National Priorities List or CERCLA or on any analogous federal, state or local list.

(vii) To the best of Seller’s actual Knowledge, there are no environmental Claims pending or threatened against Seller or the Real Property, and to the best of Seller’s actual Knowledge, there are no circumstances that can reasonably be expected to form the basis of any such environmental claim, including with respect to any off-site disposal location currently or formerly used by Seller or any of its predecessors or with respect to previously owned or operated facilities. To the best of Seller’s actual Knowledge, Seller does not have any actual liability, whether fixed or contingent, under any Environmental Law.

(viii) To the best of Seller’s actual Knowledge, there are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

(ix) To the best of Seller’s actual Knowledge, Seller has used, stored, transported, treated and disposed of (as appropriate) Hazardous Materials in material compliance with Environmental Law.

(b) Seller has provided Buyer with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to Seller or the Real Property and (ii) all insurance policies issued at any time that may provide coverage to Seller for environmental matter.

(c) To the best of Seller’s actual Knowledge, neither the execution of this Agreement or the related transaction documents nor the consummation of the transactions contemplated hereby or thereby will require any remedial action or notice to or consent of governmental authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

Section 5.8 Compliance with Laws and Court Orders. Except as set forth in Schedule 5.8, to the best of Seller’s Knowledge, Seller is not in violation of and has not violated, and to the best of Seller’s Knowledge, Seller is not under investigation or inquiry with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Business or the Purchased Assets, except for violations that have not had and could not reasonably be expected to be material to the Purchased Assets and Assumed Liabilities, taken together, or the Business.

Section 5.9 Purchased Assets. Seller owns, leases or has the legal right to use all the Purchased Assets and, subject to any necessary approvals of the Bankruptcy Court, by the execution and delivery at the Closing of the instruments of transfer provided for herein, Buyer will be vested with good and marketable title to each of the Purchased Assets or a valid and enforceable leasehold interest in all Leased Real Property and leased personal property, free and clear of all Liens, actions or claims against and indebtedness of Seller (other than such actions, claims and indebtedness related to the Assumed Liabilities), other than Permitted Liens.

Section 5.10 Employee Benefits Matters. To the best of Seller’s actual Knowledge (a) Schedule 5.10(a) lists each (i) employee benefit plan, program or arrangement (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA) maintained or contributed to by Seller, or with respect to which Seller has any obligation, for the benefit of any current employees or former employees of Seller (each and “Employee,” and collectively, the “Employees”) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Seller is a party, with respect to which any Seller has any obligation or which are maintained, contributed to or sponsored by any Seller for the benefit of any Employee, officer or director of any Seller, (ii) each employee benefit plan for which any Seller could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which any Seller could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between any Seller or any of its Affiliates and any Employee, including any contracts, arrangements or understandings relating to the state of the Business (collectively, the “Employee Plans”). With respect to Sellers’ 401(k) Plan, Sellers have made available to Buyer a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) each such Employee Plan, (iii) the trust agreement relating to Sellers’ 401(k) Plan, (iv) the most recent summary plan description for Sellers’ 401(k) Plan or the most recent determination letter, if any, issued by the IRS with respect to Sellers’ 401(k) Plan. Sellers also have made available to Buyer certain other documents relating to the Employee Plans. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which any Seller is a party, with respect to which any Seller has any obligation or which are maintained, contributed to or sponsored by any Seller for the benefit of any Employee, officer or director of any Seller. No Seller has any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, or (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, other than with respect to a modification, change or termination required by ERISA or the Tax Code.

(a) Absence of Certain Types of Plans. None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a

“Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Seller could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth in Schedule 5.10(b), none of the Employee Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or the transaction documents or as a result of a “change in control”, within the meaning of such term under Section 280G of the Tax Code. Except as set forth on Schedule 5.10(b), none of the Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any Employee, officer or director of Seller, except as required by ERISA or the Tax Code. Each of the Employee Plans is subject only to the laws of the United States or a political subdivision thereof.

(b) Compliance. Seller’s 401(k) Plan has been operated in all material respects in accordance with its terms and to the best of Seller’s actual Knowledge, the requirements of all applicable laws, including ERISA and the Tax Code, and all Persons who participate in the operation of such Employee Plans and all Employee Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable laws of the United States, including ERISA and the Tax Code. To the best of Seller’s Knowledge, Seller has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and Seller has no Knowledge of any material default or violation by any party to, Seller’s 401(k) Plan. No Action is pending or, to the best of Seller’s Knowledge, threatened with respect to Seller’s 401(k) Plan (other than claims for benefits in the ordinary course), and, to the Knowledge of Seller, no fact or event exists that could give rise to any such action.

(c) Qualification of Certain Plans. Each Employee Plan that is intended to be qualified under Section 401(a) of the Tax Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Employee Plan for which determination letters are currently available that the Employee Plan is so qualified, and no fact or event has occurred either- before or after the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Tax Code) with respect to any Employee Plan to which such statutes apply. As of the Closing Date, none of such Purchased Assets will be subject to any Lien arising within Section 302(f) of ERISA or Section 412(n) of the Tax Code, and no fact or event will exist which could rise to any such Lien.

(e) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Employee Plan before the Closing Date have been made on or before their due dates.

(f) COBRA. Following the Closing Date, if the “selling group” of which Seller is a member ceases to provide any group health benefits to any Employee in connection with the transactions contemplated by this Agreement, and the “buying group” of which Buyer is a member continues the business operations associated with the Purchased Assets without interruption or substantial change, then, if and only to the extent required pursuant to Tax Code Section 4980B and Tax Code regulation 54.490B, Buyer shall be responsible for providing COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985) continuation coverage to all M&A qualified beneficiaries, as that term is defined in Tax Code regulation 54.4980B, with respect to the business operations associated with the Purchased Assets, in accordance with, and for the period during which Buyer is required to provide such coverage under, Tax Code regulations 54.4980B.

Section 5.11 Taxes. (a) Except as set forth in Schedule 5.11(a), to the best of Seller’s Knowledge and except to the extent that non-compliance would have a Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to Seller the Purchased Assets and the Business (including any consolidated federal income Tax Return of Seller and any state, local or other Tax Return that includes Seller on a consolidated, combined or unitary basis) have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Purchased Assets, the Business or Seller have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any taxation authority (insofar as either relates to the activities or income of Seller or could result in liability of Seller on the basis of joint and/or several liability) and, to the best of Seller’s Knowledge, no basis exists for any such adjustment; (v) there are no pending or, to the best of Seller’s Knowledge, threatened actions for the assessment or collection of Taxes in respect of the Purchased Assets or the Business or against Seller or (insofar as either relates to the activities or income of any Seller or could result in liability of Seller on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with such Seller on a consolidated or combined basis; (vi) there are no Tax Liens on any Purchased Assets or assets of Seller; (vii) Seller has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable law; (viii) Seller (in relation to the Purchased Assets and the Business) is not doing business in nor engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by Seller (in respect of the Purchased Assets and the Business) to the effect that the filing of Tax Returns may be required; (ix) Seller has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired, except to the extent that the Tax consequences thereof were reflected properly in the relevant Tax Returns; and (x) for Tax purposes, all sales and license transactions between Seller and subsidiaries have been concluded on an arm’s length basis.

(b) Except as set forth with reasonable specificity in Schedule 5.11(b) and except to the extent that non-compliance would have a Material Adverse Effect: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax relating to the Purchased Assets and the Business; (ii) there are no requests for information currently outstanding that could affect the Taxes relating to the Purchased Assets and the Business; (iii) there are no proposed reassessments of any property owned by Seller or other proposals that could increase the amount of any Tax relating to the Purchased Assets and the Business; and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any subsidiary or relating to the

Purchased Assets and the Business; (v) each subsidiary (A) has never been a passive foreign investment company within the meaning of Section 1296 of the Tax Code, (B) does not have and is not projected to have an amount that would be includible in the income of a U. S shareholder for the current year under Section 951 of the Tax Code, (C) does not have an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Tax Code, (D) has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Tax Code and (E) does not have any income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction).

(c) Except to the extent that non-compliance would have a Material Adverse Effect (i) Schedule 5.11 lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to (A) the Subsidiary for taxable periods ended on or after January 1, 2002, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; (ii) Seller has delivered to Buyer correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 2002, (iii) Seller has delivered to Buyer a true and complete copy of any tax-sharing or allocation agreement or arrangement involving Seller and any subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement.

(d) Each Seller represents and warrants that it has paid all applicable State of Florida sales and use Tax on its initial purchase of the furniture, fixtures and equipment to be conveyed to Buyer hereunder.

Section 5.12 Contracts.

(a) Schedule 5.12 lists each Contract in excess of $5,000 in value or relating to the performance or provision of any services by or for the benefit of any of Sellers for a term of more than six months from the date of inception relating to the Business in effect as of the date hereof that falls within any of the following categories (collectively, “Material Contracts”):

(i) all Contracts and agreements that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ii) all leases in respect of Leased Real Property;

(iii) any executory contracts for the printing or publishing, posting or mailing of advertising materials for the Business;

(iv) any executory contracts providing for any credit programs for customers of the Business;

(v) all Transferred IP Agreements other than licenses of commercially available computer software;

(vi) all Contracts and agreements between or among Seller and any Subsidiary, to the extent relating to the Business (other than employee-related Contracts and Contracts for the types of services contemplated by the Transition Services Agreement), and any Affiliate of Seller;

(vii) all Contracts pursuant to which Seller made or expects to make disbursements to vendors, or accruals in respect thereof, if any, in excess of $5,000 in connection with the Business during the year ended December 31, 2005; and

(viii) all employment Contracts with members of senior management of the Business that are not terminable without Liability;

(ix) all Contracts with respect to the establishment or maintenance of any customer lists or customer databases;

(x) all material Contracts with respect to the shipping of the Business’ goods and services; and

(xi) all material buying Contracts.

(b) Except for such Material Contracts that have expired pursuant to their terms and subject to the procedures set forth in Section 2.5(d) through (g) of this Agreement and the entry of the Sale Approval Order by the Bankruptcy Court, upon Seller’s assumption of such Material Contracts that are Assumed Contracts and are not otherwise excluded under Section 2.4, and the payment by Seller of the applicable Cure Costs, each such Assumed Contract will be a valid and binding obligation of the applicable Seller and, to the Knowledge of Seller, the other parties thereto. Upon entry of the Sale Approval Order, none of such Material Contracts that are Assumed Contracts will require the consent of any party to its assignment, or Seller shall have obtained such consent if required, in connection with the transactions contemplated hereby.

(c) Schedule 5.12(c) sets forth all of the Cure Amounts to be satisfied by Buyer for purposes of Seller’s assumption and assignment to Buyer of the Assumed Contracts under Section 365 of the Bankruptcy Code as to be provided in the Sale Approval Order. Nothing herein or as set forth on Schedule 5.12(c) shall limit Seller’s or Buyer’s rights to dispute a particular Cure Amount or Estimated Cure Payment.

Section 5.13 Absence of Certain Changes, Events and Conditions. Since December 31, 2004, except as set forth in Schedule 5.13, Seller has not:

(a) made any redemption, repurchase or other acquisition of shares of capital stock by Seller, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock;

(b) acquired, sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of Seller (related to the Business), other than in the ordinary course of the Business;

(c) except for certain changes to the direct dealer distribution model, made any material changes in the customary methods of operations of the Business, including practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing; or

(d) granted or announced any increase in the salaries, bonuses or other benefits payable by Seller to any of the Employees to be offered employment by Buyer pursuant to Section 7.13 other than as required by law, pursuant to any plans, programs or Contracts existing on the date hereof or other ordinary increases consistent with the past practices of Seller other than as set forth in any key employee retention plan approved by the Bankruptcy Court, provided that unless included in the Assumed KERP Liabilities, Buyer shall have no liability with respect to such bonuses.

Section 5.14 Labor Matters. Except as set forth in Schedule 5.14, and to the best of Seller’s actual Knowledge (a) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Seller, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Seller; (b) there are no strikes, slowdowns or work stoppages pending or, to the best of Seller’s actual Knowledge, threatened between Seller and the Employees, and Seller has experienced any such strike, slowdown or work stoppage within the past three years; (c) Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract, and there are no grievances outstanding against Seller under any such agreement or Contract which would have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Employees of Seller which would have a Material Adverse Effect; (e) Seller is currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, except to the extent that non-compliance would not have a Material Adverse Effect, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Employees of Seller and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (f) Seller has paid in full to all its respective Employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Seller, except as would not have a Material Adverse Effect; (h) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to Employees or employment practices, except as would not have a Material Adverse Effect; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to Seller, except as would not have a

Material Adverse Effect; and (j)) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Seller has employed or currently employs any Person, except as would not have a Material Adverse Effect.

Section 5.15 Sufficiency of Assets. Except as set forth in Schedule 5.15, the Purchased Assets, constitute all material assets used in the operation of the Business.

Section 5.16 Tangible Personal Property.

(a) Schedule 5.16(a) sets forth a true and complete list of all Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(b) Seller has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terns and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

Section 5.17 Receivables. Except to the extent, if any, reserved for on Seller’s balance sheet dated June 30, 2005 (the “Seller’s Balance Sheet”), all Receivables reflected on Seller’s Balance Sheet arose from, and the Receivables existing as of the Closing will have arisen from, the sale of Inventories or services to Persons not affiliated with Seller or any of its subsidiaries and in the ordinary course of the Business and, except as reserved against on Seller’s Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller or one of its subsidiaries. To the best of Seller’s Knowledge, all Receivables reflected on Seller’s Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on Seller’s Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, in the ordinary course of the Business. The Receivables Reserve attached to Exhibit E has been established in accordance with GAAP and past custom and practice and is substantially adequate to provide for all losses which may be sustained on realization of the Receivables shown on Seller’s Balance Sheet. Except as expressly set forth in this Section 5.17, Seller is not making any representations or warranties with respect to the collection of any Receivables.

Section 5.18 Inventories. Subject to amounts reserved therefor on Seller’s Balance Sheet, and as detailed on Exhibit F, the values at which all Inventories are carried on Seller’s Balance Sheet reflect the historical inventory valuation policy of Seller of stating such Inventories at the lower of cost (determined on the “first-in, first-out” method) or market value. Seller has good and marketable title to the Inventories free and clear of all Liens other than Permitted Liens. The Inventories (net of GAAP reserves) do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories net of reserves do not consist of any items held on consignment. Seller is not under any obligation or liability with respect to accepting returns of items of Inventories or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since December 31, 2004, other than in the ordinary course of the Business. Seller has not acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice, nor has Seller changed the price of any Inventories except for (a) price reductions to reflect any reduction in the cost thereof to Seller, (b) reductions and increases responsive to normal competitive conditions and consistent with Seller’s past sales practices, (c) increases to reflect any increase in the cost thereof to Seller and (d) increases and reductions made with the written consent of Buyer. Schedule 5.18 is a complete list of the addresses of all warehouses and other facilities in which the Inventories are located. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice. The Inventory Reserve attached to Exhibit G has been established in accordance with GAAP and past custom and practice and is substantially adequate to provide for all losses which may be sustained with respect to the Inventories shown on Seller’s Balance Sheet.

Section 5.19 Customers. Listed in Schedule 5.19(a) are the names and addresses of the 20 most significant customers (by revenue) of the Business for the 12-month period ended March 31, 2005, and the amount for which each such customer was invoiced during such period. Except as set forth in Schedule 5 19(b), Seller has not received any notice or has any reason to believe that any significant customer of the Business has ceased, or will cease, to purchase materials, products or services of the Business or has substantially reduced, or will substantially reduce, the purchase of products of the Business at any time.

Section 5.20 Suppliers. Listed in Schedule 5.20 are the names and addresses of each of the 20 most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the 12-month period ended December 31, 2004, and the amount for which each such supplier invoiced the Business during such period. Seller has not received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Business at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

Section 5.21 Insurance. Schedule 5.21 lists all policies of insurance owned or held by Seller relating to the Business, or insuring the Purchased Assets, including the type and amount of coverage and the expiration dates of the policies. Except as set forth in Schedule 5.21, (i) current premiums and any other obligations under such insurance have been paid and all such policies are valid and enforceable and in full force and effect on the date hereof, and (ii) Seller has not received any notice within the last ninety (90) days threatening suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith or informing Seller that any coverage listed in Schedule 5.21 will or may not be available in the future on substantially the same terms as now in effect other than notices with respect to items that have been cured.

Section 5.22 Public Filings. The financial statements of Seller and its subsidiaries included in SEC Reports (including the related notes) complied or comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Seller and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any SEC Reports to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). The “SEC Reports” shall mean: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and any amendments thereto, filed or to be filed by Seller with the SEC; and (ii) all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments thereto, filed after January 1, 2005 by Seller with the SEC; in each case (where applicable), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002.

Section 5.23 Product Liability. Except as set forth in Schedule 5.23 and as would not have a Material Adverse Effect, Seller does not have any Liability that relates to, or that arises out of, products manufactured, shipped or sold by or on behalf of Seller on or prior to the Closing date (including claims of negligence, personal injury, product damage, product liability, product warranties, promotional obligations, strict liability, product recall, safety or regulatory compliance, infringement of intellectual property or any other similar or related claims), whether such Liability relates to or arises out of accidents, injuries or losses occurring on or prior to or after the date hereof. The reserves on Seller’s Balance Sheet established with respect to certain product liability indemnity claims represent management’s best estimate of Seller’s contingent Liabilities with respect to such Liabilities.

Section 5.24 Employees; WARN Act Compliance. Except as listed on Schedule 5.24 at no time within one year prior to the Closing Date, have or will have Seller effectuated with respect to any Employee: (a) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (b) a “mass layoff’ (as defined in the WARN Act) affecting any site of employment or facility; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger, application of any similar Law. On the Closing Date, Sellers shall provide Buyer with an updated list of the Employees, if any, who have experienced a layoff or “employment loss” (as defined in the WARN Act or similar law) from the date of this Agreement to the Closing Date.

Section 5.25 Winfield Note and Winfield Loan Documents. Seller has provided Buyer true and correct copies of the Winfield Note and Winfield Loan Documents. As of the date hereof, and as of the Closing Date, all payments required under the Winfield Note or Winfield Loan Documents have been and will be made by Seller.

Section 5.26 Full Disclosure.

(a) Sellers are not aware of any facts pertaining to Seller, the Purchased Assets, the Assumed Liabilities or the Business which would have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule, the Exhibits, the Financial Statements, any written statement, certificate or due diligence response of Sellers or any Representative, or otherwise disclosed to Buyer by Sellers in writing.

(b) No representation or warranty of Seller in this Agreement, the Disclosure Schedule and the Exhibits, nor any written statement, certificate or due diligence response of Seller or any Representative furnished or to be furnished to Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, knowingly contains or will contain any untrue statement of a material fact, or knowingly omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.27 UCC Filings. Set forth on Schedule 5.27 are all UCC filings currently in effect and which cover Seller’s assets, without limitation, including the Purchased Assets and the Excluded Assets .

Section 5.28 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE PURCHASED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE V, BUYER IS PURCHASING THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE PURCHASED ASSETS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY THE FOREGOING PROVISION DOES NOT AFFECT THE VALIDITY OF THE REPRESENTATIONS AND WARRANTIES PRIOR TO CLOSING, IT BEING THE INTENTION OF EACH OF THE PARTIES (SELLER ON THE ONE HAND, AND, BUYER, ON THE OTHER) THAT THE ACCURACY OF THE REPRESENTATIONS AND WARRANTIES IS A CONDITION PRECEDENT TO THE OTHER PARTY’S OBLIGATIONS HEREUNDER.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1 Authority Relative to this Agreement. Buyer is a corporation formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to own, lease and operate its respective properties and carry on its business as now being conducted. Buyer has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the members of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming that this Agreement constitutes a valid and binding agreement of Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.2 Consents and Approvals; No Violation. Except for the entry and effectiveness of the Sale Order, neither the execution and delivery of this Agreement by Buyer, nor the purchase by Buyer of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities and the Assumed Contracts pursuant to this Agreement will: (a) conflict with or result in any breach of any provision of Buyer’s Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority which has not otherwise been obtained or made; or (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

Section 6.3 Legal Proceedings and Judgments. There are no material claims, actions, proceedings or investigations pending or, to Buyer’s Knowledge, threatened against or relating to Buyer before any court or other Governmental Authority acting in an adjudicative capacity that could have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 6.4 Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.1 Conduct of Business. (a) Except as (1) described on Schedule 7.1, and (2) required by any order of the Bankruptcy Court, the Bankruptcy Code, and any order or agreement related to the use of cash collateral or postpetition financing, during the period commencing on the date of this Agreement and ending on the Closing Date, Seller shall (i) operate the Business in the usual, regular and ordinary course, (ii) other than as permitted in writing by Buyer, endeavor to preserve in all material respects the Business and the Purchased Assets, (iii) other than as permitted in writing by Buyer, retain all of its current Employees, (iv) endeavor to preserve, in all material respects, the goodwill and relationships with customers, suppliers and others having business dealings with the Business, in each case, taking into account Seller’s status as a debtor under Chapter 11 of the Bankruptcy Code, and (v) take reasonable measures to protect the confidentiality of and avoid disclosure to business competitors of Seller’s trade secrets, confidential and proprietary customer and supplier information, pricing information, and marketing, sales and other business strategies, taking into account Seller’s intention to seek to obtain the highest and best price for the Purchased Assets as described in Section 7.9.

(b) Prior to the Closing Date Seller shall not sell, lease (as lessor), transfer or otherwise dispose of any of the Purchased Assets other than in the ordinary course of the Business.

(c) With respect to the Leased Real Property, Seller agrees that, (i) between the date of this Agreement and the Closing Date, Seller shall (A) maintain the Leased Real Property in substantially the same condition as exists on the date hereof, reasonable wear and tear excepted, (B) operate the Leased Real Property in compliance with all applicable laws, rules, regulations and codes in all material respects, (C) maintain in full force and effect all property and liability insurance policies on the Leased Real Property in effect as of the date hereof, and (D) afford Buyer and Buyer’s Representatives reasonable access during normal business hours to the Leased Real Property and all agreements, books, records and other documents and data of Seller related thereto, (E) pay all postpetition rent for Seller’s Sarasota, Florida facility (the “Facility”) and Seller’s Charlottesville, Virginia facility, and (F) not seek, or acquiesce in any efforts by others, and will oppose any such efforts, to reject the lease for the Facility (“Facility Lease”); provided, however, that notwithstanding the foregoing, Seller may seek or agree to a rejection of the Facility Lease after the Closing if, and only if, Buyer is permitted to use and occupy the Facility without interruption or interference for a period of up to six (6) months after the Closing to operate the Business while implementing a relocation of the Business, and during which time Buyer will provide funding to pay all Seller’s obligations and expenses under the Facility Lease. Between the date of this Agreement and the date Buyer; if necessary, completes a relocation of the Business, Seller shall take all commercially reasonable steps to maintain Buyer’s uninterrupted use and occupancy of the Facility.

(d) During the period commencing on the date of this Agreement and ending on the Closing Date, Seller covenants that it will not, absent the written consent of Buyer, (i) in the case of the Accounts Receivable, change the terms of such Accounts Receivable in a manner that is inconsistent with current practices or (ii) in the case of all sales subsequent to the date hereof, provide for any customer or type of customer terms for sales that are inconsistent with current practices for such customer or type of customer.

Section 7.2 Access to Information; Maintenance of Records. (a) Between the date of this Agreement and the Closing Date, Seller shall, during ordinary business hours, upon reasonable notice, as deemed necessary by Buyer, in its sole discretion: (i) give Buyer and Buyer’s Representatives reasonable access to books, records, offices and other facilities constituting the Purchased Assets, (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request and provide Buyer with access to all information reasonably necessary to monitor the Business and ensure compliance with the DIP Budget with Comdial, (iii) furnish Buyer with a schedule of all current Employees of Seller involved in the Business together with a description of each such employee’s job duties, years of service and compensation, and (iv) furnish Buyer with such other financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request;

provided, however, that (A) any such access shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business and shall be at the expense of Buyer, and (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege.

(b) Between the Closing Date and the later of (x) the sixth anniversary of the Closing Date and (y) the date of entry of an order or final decree of the Bankruptcy Court closing the Chapter 11 Case, or if converted to a case under Chapter 7 of the Bankruptcy Code, an order of the Bankruptcy Court closing such case, Seller and Seller’s Representative shall have reasonable access to all of the books and records relating to the Business or the Purchased Assets, and including all information pertaining to the Assumed Contracts, in the possession of Buyer to the extent that such access may reasonably be required by Seller in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Buyer or its Affiliates, and (ii) Buyer shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) Buyer need not supply Seller with any information which Buyer is under a legal obligation not to supply. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(b). If Buyer shall desire to dispose of any such books and records upon or prior to the expiration of such period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity at Seller’s expense, to segregate and remove such books and records as Seller may select.

Section 7.3 Expenses. Except to the extent specifically provided herein or in the Sale Order, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 7.4 Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets in accordance with this Agreement, including using commercially reasonable best efforts to ensure timely satisfaction of the conditions precedent to each party’s obligations hereunder. Neither Seller, on the one hand, nor Buyer, on the other hand, shall, without the prior written consent of the other party take any action which would reasonably be expected to prevent or materially impede, interfere with, or delay the transactions contemplated by this Agreement, other than as may be required by and is consistent with procedures approved by the Bankruptcy Court. From time to time, on or after the Closing Date, Seller shall, at Buyer’s expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer, Seller’s title to the Purchased Assets, subject to Permitted Liens. From time to time after the date hereof, Buyer shall, at Seller’s expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets and the assumption and assignment of the Assumed Liabilities and the Assumed Contracts in accordance with this Agreement.

(b) In the event that any Purchased Asset shall not have been conveyed to Buyer at the Closing, Seller shall use its commercially reasonable best efforts to convey such Purchased Asset to Buyer as promptly as is practicable after the Closing.

Section 7.5 Public Statements. Seller and Buyer shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby, except that each party may make disclosures with respect to this Agreement and the transactions contemplated hereby to the extent required by law or by the rules or regulations of any securities exchange or commission or the Bankruptcy Code and other applicable bankruptcy laws and rules, and to the extent and under the circumstances in which such party is expressly permitted by the Confidentiality Agreement to make disclosures of Confidential Information, in each case after providing the other party with advance notice of its intent to make such disclosure.

Section 7.6 Governmental Authority Approvals and Cooperation. (a) Governmental Authority Approvals. Seller and Buyer shall each use their commercially reasonable best efforts to cooperate with each other in determining and making any filings, notifications and requests for approval required to be made and received prior to the Closing under applicable law or regulation (collectively, the “Regulatory Approvals”). In connection with any Regulatory Approvals, neither Buyer nor Seller will, and Buyer and Seller will use their commercially reasonable efforts to cause their officers, directors, partners or other Affiliates not to, take any action which could reasonably be expected to materially and adversely affect the submission of any required filings or notifications or the grant of any such approvals.

(b) Cooperation. Subject to any restrictions under applicable laws, rules or regulations or agreements, including confidentiality agreements, each party hereto (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby and any filing, notification or request for approval related thereto and (ii) shall permit the other party hereto to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto. In addition, neither Seller nor Buyer shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for approval related thereto unless, to the extent not prohibited by any such Governmental Authority, it consults with the other party hereto in advance and, gives the other party hereto the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations or agreements, including confidentiality agreements, Seller and Buyer shall furnish Buyer or Seller, as the case may be, with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval related thereto. Seller and Buyer shall also furnish the other party hereto with such necessary information and assistance as such other’ party and its Affiliates may reasonably request in connection with its preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval related thereto. Seller and Buyer shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective commercially reasonable efforts to obtain the grant thereof as soon as possible.

Section 7.7 Taxes.

(a) Taxes Related to Purchase of Assets. To the extent any state and local transfer, recording, stamp or other similar transfer taxes (collectively “Transaction Taxes”) that may be imposed by reason of the transactions contemplated by this Agreement are assessed for any reason, Buyer shall pay all such Transaction Taxes to those taxing authorities listed on Schedule 7.7(a) along with any recording and filing fees, if applicable. Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. At the Closing, Buyer and Seller shall remit to each other such properly completed resale exemption certificates and other similar certificates or instruments as are applicable to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable law. Buyer and Seller will cooperate in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by the other party Seller shall, if necessary, and Buyer shall cooperate with Seller to seek any determination of the exemption from Transaction Taxes through submitting any dispute thereof to the state or local government unit charged with responsibility for collection or determination of the disputed tax pursuant to Bankruptcy Code Section 1146(d).

(b) No Withholding. Buyer shall pay the Purchase Price free and clear of withholding or deduction for any Taxes.

(c) FIRPTA. Certification Seller shall deliver to Buyer a certification to the extent required under Section 1445 of the Code in accordance with the Treasury Regulations thereunder.

(d) Allocation of Taxes. Buyer shall be liable for and shall be allocated all Taxes in respect of the Purchased Assets with respect to taxable periods (or portions thereof) that end after the Closing.

(e) Allocation of Purchase Price. Buyer and Seller shall (i) attempt in good faith, within thirty (30) days after the Closing, in the general form set forth on Schedule 7.7, to agree on the allocation of the sum of the Purchase Price, the Cure Amounts and the Assumed Liabilities (and any adjustments thereof) among the Purchased Assets as of the Closing Date (the “Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in connection with the preparation of Internal Revenue Service Form 8594 for its timely filing. Except as otherwise required by applicable law, Buyer and Seller shall report for all Tax purposes all transactions contemplated by this Agreement in a manner consistent with the Allocation, if any, and shall not take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise.

(f) Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to Seller’s operations as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer of any governmental or regulatory inquiry relating to Tax matters.

Section 7.8 Submission for Bankruptcy Court Approval.

(a) Seller and Buyer shall consult with one another regarding pleadings which either of them intends to file, or positions either of them intends to take before the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of, the Sale Order. Seller shall provide drafts of any and all pleadings relating to the Sale Order to Buyer sufficiently in advance of filing to provide Buyer reasonable opportunity to comment and consent. Further, such pleadings and the Sale Order shall be in a form acceptable to Buyer upon filing, including without limitation, maintaining Schedule 1.1(a)(i) and Schedule 7.13 under seal. Seller shall promptly provide Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court (and other courts) that Seller has in its possession pertaining to the motion for approval of the Sale Order or any other order related to any of the transactions contemplated by this Agreement.

(b) If the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby, shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such order), subject to rights otherwise arising from this Agreement, Seller and Buyer shall cooperate in taking such steps to prosecute diligently such appeal, petition or motion and Seller and Buyer shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

Section 7.9 [Reserved]

Section 7.10 [Reserved]

Section 7.11 [Reserved]

Section 7.12 Revisions to Schedules. Up to and including the Closing Date, the parties reserve the right to revise the Schedules to this Agreement.

Section 7.13 Employment of Employees. Schedule 7.13 is a list of all current Employees of Seller, including salaried and non-salaried, rank-and-file, executives and senior management, together with a description of job duties, years of service and compensation for each current Employee. Buyer currently expects to employ, at its option, certain of the employees of Seller related to the Business. Seller shall permit such employees to be available to interview with Buyer concerning prospective employment with Buyer and, at Buyer’s option, Buyer shall be permitted to make offers of employment, or a consulting or independent contracting relationship, to all or some of such Persons at any time and from time to time prior to the Closing. Buyer and Seller shall mutually agree to the date(s) and time(s), during the period from the date hereof until the Closing, that Employees will be made available to Buyer for the purpose of conducting employment interviews. Buyer may, in Buyer’s sole discretion, negotiate a compensation (salary and benefits) package with all of some of the Employees related to the Business. Buyer intends to negotiate in good faith to provide certain members of Buyer’s senior management with an option package for the purchase of stock of Parent at an exercise price to be determined. Nothing in this Agreement is intended to confer upon any employee of Seller any rights or remedies, including, without limitation, any rights of employment of any nature or kind whatsoever.

Section 7.14 Commencement of Avoidance Actions. Seller shall commence and prosecute to conclusion actions, as reasonably directed by Buyer and at Buyer’s expense, to avoid liens on Purchased Assets or as related to Assumed Contracts as contemplated by Section 2.2 above as necessary to avoid such liens on the Purchased Assets in order to enforce the Sale Order.

Section 7.15 Name Change. Promptly, but in no event later than 30 days, after the Closing, Seller agrees (a) to file a motion in the Bankruptcy Court to change the name of Seller to some other name not using the word “COMDIAL” (including in the Chapter 11 Case), and (b) after the Closing, until papers are duly filed with the applicable Governmental Authorities to effect such name changes, not to use the name of Seller in any way for the purpose of selling or marketing any product or service or otherwise in any manner which does or might compete with Buyer or, in any other way which, in Buyer’s judgment, could be detrimental to Buyer’s enjoyment of the rights and goodwill it sought when it paid for and acquired the assets of Seller, except as expressly agreed by Buyer in its sole discretion.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the sale of the Purchased Assets; and

(b) the Bankruptcy Court shall have entered the Sale Order substantially in the form of Exhibit D hereto no later than September 2, 2005, and such Sale Order shall be in full force and effect and shall not have been stayed, modified, reversed or amended (except if modified or amended with the written consent of Seller and Buyer).

Section 8.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the purchase of the Purchased Assets and the assumption of the Assumed Liabilities and Assumed

Contracts contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Seller shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date and the representations and warranties of Seller which are set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent that any such representation and warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such other date) as though made at and as of the Closing Date;

(b) There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has a Material Adverse Effect or a Material Adverse Change in the Purchased Assets or in the business condition (financial or otherwise), results of operations, cash flows or prospects of the Business;

(c) Buyer shall have received a certificate from the chief executive officer of Seller, dated as of the Closing Date, to the effect that, to the best of such chief executive officer’s knowledge, the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(d) the Sale Order provides that any and all of the Claims and Encumbrances (other than Permitted Liens) on the Purchased Assets shall, upon Closing, attach only to the proceeds of such Purchased Assets and not to the Purchased Assets;

(e) Seller shall provide evidence to Buyer that Buyer shall have the continued use and occupancy of the Facility Lease, at Buyer’s expense, consistent with Section 7.1(c), for at least six months after the Closing, as set forth in Section 7.1(c); and

(f) Buyer shall have received the other items to be delivered to it pursuant to Section 4.2.

Any condition specified in this Section 8.2 may be waived by Buyer; provided that no such waiver shall be effective against Buyer unless it is set forth in a writing executed by Buyer.

Section 8.3 Conditions to Obligations of Seller. The obligation of Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Buyer shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date and the representations and warranties of Buyer which are set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent that any such representation and warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such other date) as though made at and as of the Closing Date;

(b) Seller shall have received a certificate from an authorized officer of Buyer, dated as of the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.3(a) have been satisfied; and

(c) Seller shall have received the other items to be delivered to it pursuant to Section 4.3.

Any condition specified in this Section 8.3 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Closing Date by:

(a) mutual written consent of Seller and Buyer;

(b) Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty made by it contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller to effect the Closing and such violation or breach has not been cured by Buyer within ten (10) Business Days of receipt of written notice thereof or is waived by Seller;

(c) Seller or Buyer, if (i) there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of (A) the Bankruptcy Court or (B) any court or Governmental Authority having competent jurisdiction;

(d) Buyer or Seller, if the Sale Order has not been entered by the Bankruptcy Court by September 2, 2005; provided that Buyer or Seller, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if the failure to obtain such approval within such time period results primarily from such party itself having materially breached any representation, warranty or covenant contained in this Agreement;

(e) Buyer or Seller, if the Closing shall not have occurred on or prior to the date that is twenty seven (27) days after the date on which the Sale Order is entered (the “Termination Date”); provided, that Buyer or Seller, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if the failure of the Closing to occur on or prior to such date results primarily from such party itself having materially breached any representation, warranty or covenant contained in this Agreement;

(f) Buyer, if there has been a material violation or breach by Seller of any covenant, representation or warranty made by it contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer to effect the Closing and such violation or breach has not been cured by Seller within ten (10) Business Days of receipt of written notice thereof or is waived by Buyer; or

(g) Buyer or Seller, if Buyer refuses or fails to consummate the Closing on or before the Termination Date and all conditions precedent to the Closing set forth in Section 8.1 or Section 8.2 have occurred and are continuing as of the Closing Date, by delivering written notice of such termination to the other party (a “Termination Resulting From Buyer Breach”).

Section 9.2 Procedure and Effect of Termination. Upon termination of this Agreement pursuant to Section 9.1, this Agreement shall be void and of no effect, without any liability on the part of any party hereto or any stockholders, directors or officers thereof; provided, however, that such termination shall not affect the liability of Seller for the breach of any provision of this Agreement; provided further, however, that, upon the occurrence of a termination by (a) Seller pursuant to Section 9.1(b) or (b) Buyer or Seller pursuant to Section 9.1(g) above, then the sole and exclusive remedy to Seller, and the sole and exclusive liability of Buyer, as a result thereof, shall be the forfeiture by Buyer of the Deposit described in Section 3.3 and the retention (including any interest earned thereon) thereof by Seller. If this Agreement is terminated for any reason other than pursuant to Section 9.1(b) or Section 9.1(g), the Deposit shall be refunded to Buyer.

If this Agreement is terminated as provided herein: (i) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made; and (ii) Confidential Information from Seller shall be returned to Seller, and all Confidential Information from Buyer shall be returned to Buyer.

Section 9.3 Extension; Waiver. At any time prior to the Closing, Seller, on the one hand, or Buyer, on the other hand, may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of Seller, on the one hand, or Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Seller or Buyer, as applicable.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

Section 10.2 Waiver of Compliance. Consents Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

Section 10.3 Survival. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and neither of the parties nor any of their respective officers, directors, representatives, employees, advisors or agents shall have any liability to the other after’ the Closing for any breach thereof. The parties hereto agree that only the covenants contained in this Agreement to be performed at or after the Closing Date shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing Date for any breach thereof.

Section 10.4 No Impediment to Liquidation. Nothing herein shall be deemed or construed as to limit, restrict or impose any impediment to Seller’s right to liquidate, dissolve and wind-up its affairs and to cease all business activities and operations at such time as it may determine following the Closing.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when personally sent/delivered, by facsimile transmission (with hard copy to follow) or sent by reputable express courier or (ii) five (5) days following mailing by registered or certified mail postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Seller and Buyer shall be sent to the addresses indicated below:

If to Seller, to:

Comdial Corporation

106 Cattlemen Road

Sarasota, Florida 34232

Phone: 941-554-5000

Facsimile: 941-554-5012

Attention: Neil Lichtman

with a copy (which shall not constitute notice pursuant to this Section 10.5) to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 King Street

Wilmington, Delaware 19801

Phone: 302-651-7700

Facsimile: 302-651-7701

Attention: John H. Knight

                  Paul N Heath

with a copy (which shall not constitute notice pursuant to this Section 10.5) to:

Platzer, Swergold, Karlin, Levine, Goldberg & Jaslow, LLP

1065 Avenue of the Americas, 18th Floor

New York, New York 10018

Phone:: 212-593-3000

Facsimile: 212-593-0353

Attention: Henry G. Swergold, Esq.

If to Buyer:

Vertical Communications Acquisition Corp.

c/o ArtiSoft, Inc.

5 Cambridge Center

Cambridge, Massachusetts 02142

Phone: 617-354-0600

Fax: 617-494-9946

Attention: William Y. Tauscher

With a copy (which shall not constitute notice pursuant to this Section 10.5) to:

Andrews Kurth LLP

1717 Main Street

Suite 3700

Dallas, Texas 75201

Phone: 214-659-4400

Facsimile: 214-659-4890

Attention: Victor B. Zanetti, Esq.

Section 10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and with respect to Seller, any entity that may succeed to substantially all the assets of Seller, but neither this Agreement nor’ any of the rights, interests or obligations hereunder shall be assigned by Buyer hereto, including by operation of law, without the prior written consent of Seller; provided, however, that this Agreement shall be assignable by Buyer, without the prior written consent of Seller, to an Affiliate of Buyer, so long as Buyer shall continue to remain obligated hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 10.6 shall be null and void and shall not bind or be recognized by Seller or Buyer.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

Section 10.9 Submission to Jurisdiction. Unless and to the extent otherwise specifically provided herein, the parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute or proceeding brought in such courts or any defense of inconvenient forum in connection therewith.

Section 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11 Incorporation of Exhibits. All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

Section 10.12 Entire Agreement. This Agreement (including all Schedules and all Exhibits) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 10.13 Remedies. Subject to Section 10.3, Seller and Buyer hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, Seller or its respective successors or assigns, or Buyer or its successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, apply to the Bankruptcy Court or any other court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

Section 10.14 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

SELLER:

COMDIAL CORPORATION

By:
Name:	Neil Lichtman
Title:	President and Chief Executive Officer

BUYER:

VERTICAL COMMUNICATIONS ACQUISITION CORP.

By:
Name:	William Y. Tauscher
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED

(with regard to the agreement to issue the

Parent Note pursuant to Section 3.1(a)):

ARTISOFT, INC.

(d/b/a Vertical Communications)

By:
Name:	William Y. Tauscher
Title:	Chief Executive Officer